   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2009

                                              SECURITIES ACT FILE NO. 333-147326
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM N-14
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

[ ]   PRE-EFFECTIVE AMENDMENT NO.
[X]   POST-EFFECTIVE AMENDMENT NO. 1

                        (Check appropriate box or boxes)

                             ---------------------

                          VAN KAMPEN SERIES FUND, INC.
    (Exact Name of Registrant as Specified in Certificate of Incorporation)

                   522 FIFTH AVENUE, NEW YORK, NEW YORK 10036
                    (Address of Principal Executive Offices)

                        TELEPHONE NUMBER: (212) 296-6990
                        (Area Code and Telephone Number)

                             ---------------------

                             AMY R. DOBERMAN, ESQ.
                               MANAGING DIRECTOR
                          VAN KAMPEN INVESTMENTS INC.
                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                    (Name and Address of Agent for Service)

                                   COPIES TO:

                            CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

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

                                EXPLANATORY NOTE

     The Proxy Statement/Prospectus and the Statement of Additional Information in the form filed on January 11, 2008 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, are incorporated herein by reference.

     This amendment files the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, as Exhibit 12.

                                     PART C

                               OTHER INFORMATION

ITEM 15.  INDEMNIFICATION

     There has been no change in the information set forth in Item 15 of the Registration Statement of Van Kampen Series Fund, Inc. (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 333-147326) as filed with the Securities and Exchange Commission on November 13, 2007, which information is incorporated herein by reference.

ITEM 16.  EXHIBITS

        1.1    Articles of Amendment and Restatement(1)
        1.2    Articles Supplementary (adding Registrant's Japanese Equity
               Fund) to the Amended and Restated Articles of Incorporation(2)
        1.3    Articles Supplementary (adding Registrant's Global Equity,
               Emerging Market Debt, Mid Cap Growth, Equity Growth and
               Value Funds) to the Amended and Restated Articles of
               Incorporation(3)
        1.4    Articles Supplementary (changing the name of Morgan Stanley
               Equity Growth to Van Kampen Equity Growth) to the Amended and Restated Articles of Incorporation(6)
        1.5    Articles Supplementary (adding Registrant's Global Franchise
               Fund) to the Amended and Restated Articles of Incorporation(6)
        1.6 Articles of Amendment (changing the corporate name from Morgan Stanley Fund, Inc. to Van Kampen Series Fund,
               Inc.)(7)
        1.7    Articles Supplementary (changing the name of each fund)(7)
        1.8    Articles Supplementary (changing the name of Van Kampen
               Aggressive Equity Fund to Van Kampen Focus Equity Fund)(9)
        1.9    Articles Supplementary (changing the name of Van Kampen
               Global Franchise Fund to Van Kampen Tax Managed Global
               Franchise Fund)(10)
        1.10   Articles Supplementary (changing the name of Van Kampen
               Asian Growth Fund to Van Kampen Asian Equity Fund; Van
               Kampen European Equity Fund to Van Kampen European Value
               Equity Fund; Van Kampen Global Equity Fund to Van Kampen
               Global Value Equity Fund and Van Kampen Tax Managed Global
               Franchise Fund to Van Kampen Global Franchise Fund,) to the
               Amended and Restated Articles of Incorporation(12)
        1.11   Articles Supplementary (changing the name of Van Kampen
               Worldwide High Income Fund to Van Kampen Emerging Markets
               Income Fund) to the Amended and Restated Articles of
               Incorporation(13)
        1.12   Articles Supplementary (adding Class I Shares) to the
               Amended and Restated Articles of Incorporation(15)
        1.13 Articles Supplementary (representing the termination of the Van Kampen European Value Equity Fund) to the Amended and
               Restated Articles of Incorporation(16)
        1.14 Articles Supplementary (representing the termination of the Van Kampen International Magnum Fund) to the Amended and
               Restated Articles of Incorporation(16)

        1.15 Articles Supplementary (representing the termination of the Van Kampen Focus Equity Fund) to the Amended and Restated
               Articles of Incorporation(16)
        1.16 Articles Supplementary (representing the termination of the Van Kampen Emerging Markets Income Fund) to the Amended and
               Restated Articles of Incorporation(16)
        1.17   Articles Supplementary (adding Class R Shares To Van Kampen
               American Value Fund) to the Amended and Restated Articles of
               Incorporation(18)
        2.     Second Amended and Restated By-Laws(18)
        3.     Not applicable
        4.     Form of Agreement and Plan of Reorganization+++
        5.1 Specimen stock certificates relating to all of the Funds of the Registrant(4)
        5.2 Specimen Class I Shares stock certificates relating to relevant Funds of the Registrant(15)
        5.3    Specimen Class R Shares stock certificate relating to Van
               Kampen American Value Fund(18)
        6.1.1  Investment Advisory Agreement(11)
        6.1.1  Amendment to the Investment Advisory Agreement(18)
        6.2    Investment Sub-Advisory Agreement between Van Kampen
               Investment Advisory Corp. and Morgan Stanley Investment
               Management Company(13)
        6.3    Investment Sub-Advisory Agreement between Van Kampen
               Investment Advisory Corp. and Morgan Stanley Investment
               Management Limited(13)
        6.4    Investment Sub-Advisory Agreement between Van Kampen Asset
               Management and Morgan Stanley Investment Management
               Limited(18)
        6.5    Investment Sub-Advisory Agreement between Van Kampen Asset
               Management and Morgan Stanley Investment Management
               Company(18)
        7.1    Amended and Restated Distribution and Service Agreement(19)
        7.2    Form of Dealer Agreement(13)
        8.1    Form of Trustee Deferred Compensation Agreement(18)
        8.2    Form of Trustee Retirement Plan(18)
        9.1    Custodian Contract(13)
        9.2    Amendment dated May 24, 2001 to Custodian Contract(13)
        9.3    Amendment dated October 3, 2005 to the Custodian
               Contract(17)
       10.1    Amended and Restated Transfer Agency and Service
               Agreement(19)
       10.2    Fund Accounting Agreement(13)
       10.3    Amended and Restated Legal Services Agreement(13)
       10.4.1  Plan of Distribution for Class A Shares of the Asian Growth,
               American Value, Worldwide High Income, Emerging Markets,
               Latin American, Global Equity Allocation, International
               Magnum and Focus Equity (formerly Aggressive Equity)
               Funds(3)
       10.4.2  Plan of Distribution of the Japanese Equity, European
               Equity, Growth and Income II, Global Equity, Emerging
               Markets Debt, Mid Cap Growth, Equity Growth, Value and Tax
               Managed Global Franchise Funds(3)
       10.4.3  Amended and Restated Plan of Distribution for Class B and
               Class C Shares of the Asian Growth, American Value,
               Worldwide High Income, Emerging Markets, Latin American,
               Global Equity Allocation, International Magnum, Focus Equity
               (formerly Aggressive Equity), Global Equity, Emerging
               Markets Debt, Mid Cap Growth, Equity Growth, Value and Tax
               Managed Global Franchise Funds(3)
       10.4.4  Plan of Distribution for Class B and Class C Shares of the
               Japanese Equity, European Equity and Growth and Income II
               Funds(3)
       10.4.5 Amended and Restated Plan of Distribution for Class R Shares of the American Value Fund(18)
       10.5    Form of Amended and Restated Service Plan(18)
       10.6    Amended and Restated Multi-Class Plan(14)
       11.1    Opinion of Miles & Stockbridge P.C. Counsel(18)

       11.2    Consent of Skadden, Arps, Slate, Meagher & Flom LLP+++
       12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP+
       13.     Not applicable
       14.1 Consent of independent registered public accounting firm for the Target Fund+++
       14.2 Consent of independent registered public accounting firm for the Acquiring Fund+++
       15.     Not applicable
       16.     Power of Attorney+++
       17.1    Form of Proxy Card+++

---------------

 +   Filed herewith.

++   To be filed by further amendment.

+++ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File No. 333-147326, filed on November 13, 2007.

 (1) Incorporated herein by reference to Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 4, 1995.

 (2) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 18, 1996.

 (3) Incorporated herein by reference to Post-Effective Amendment No. 18 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on December 31, 1996.

 (4) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on August 29, 1997.

 (5) Incorporated herein by reference to Post-Effective Amendment No. 81 to Van Kampen Harbor Fund's Registration Statement on Form N-1A (File Nos. 2-12685 and 811-734), as filed with the SEC via EDGAR on April 29, 1999.

 (6) Incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on July 1, 1998.

 (7) Incorporated herein by reference to Post-Effective Amendment No. 25 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on September 28, 1998.

 (8) Incorporated herein by reference to Pre-Effective Amendment No. 1 to Van Kampen Equity Trust II Registration Statement on Form N-1A (File Nos. 333-75493 and 811-9279), as filed with the SEC via EDGAR on June 4, 1999.

 (9) Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 28, 1999.

(10) Incorporated herein by reference to Post-Effective Amendment No. 29 to the Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on March 7, 2000.

(11) Incorporated herein by reference to Post-Effective Amendment No. 30 to the Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 27, 2000.

(12) Incorporated herein by reference to Post-Effective Amendment No. 31 to the Registrant's Registration Statement on Form N-1A (File No. 33-151294 and 811-7140), as filed with the SEC via EDGAR on October 26, 2001.

(13) Incorporated herein by reference to Post-Effective Amendment No. 33 to Registrant's Registration Statement on Form N-1A (File No. 33-151294 and 811-7140), as filed with the SEC via EDGAR on October 28, 2003.

(14) Incorporated herein by reference to Post-Effective Amendment No. 34 to Registrant's Registration Statement on Form N-1A (File No. 33-151294 and 811-7140), as filed with the SEC via EDGAR on August 28, 2004.

(15) Incorporated herein by reference to Post-Effective Amendment No. 35 to Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 27, 2004.

(16) Incorporated herein by reference to Post-Effective Amendment No. 36 to Registrant's Registration Statement on Form N-1A (File No. 33-51294 and 811-7140), as filed with the SEC via EDGAR on August 26, 2005.

(17) Incorporated herein by reference to Post-Effective Amendment No. 37 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 27, 2005.

(18) Incorporated herein by reference to Post-Effective Amendment No. 39 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 20, 2006.

(19) Incorporated herein by reference to Post-Effective Amendment No. 40 to Registrant's Registration Statement on Form N-1A (File Nos. 33-51294 and 811-7140), as filed with the SEC via EDGAR on October 25, 2007.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the 1933 Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on February 18, 2009.

                                          VAN KAMPEN SERIES FUND, INC.

                                          By:     /s/ EDWARD C. WOOD III
                                            ------------------------------------
                                                     Edward C. Wood III
                                             President and Principal Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated, on February 18, 2009.

                   SIGNATURES                                            TITLE
                   ----------                                            -----
Principal Executive Officer:

             /s/ EDWARD C. WOOD III              President and Principal Executive Officer
------------------------------------------------
               Edward C. Wood III

Principal Financial Officer:

             /s/ STUART N. SCHULDT*               Chief Financial Officer and Treasurer
------------------------------------------------
               Stuart N. Schuldt

Trustees:

               /s/ DAVID C. ARCH*                 Director
------------------------------------------------
                 David C. Arch

              /s/ JERRY D. CHOATE*                Director
------------------------------------------------
                Jerry D. Choate

               /s/ ROD DAMMEYER*                  Director
------------------------------------------------
                  Rod Dammeyer

            /s/ LINDA HUTTON HEAGY*               Director
------------------------------------------------
               Linda Hutton Heagy

             /s/ R. CRAIG KENNEDY*                Director
------------------------------------------------
                R. Craig Kennedy

               /s/ HOWARD J KERR*                 Director
------------------------------------------------
                 Howard J Kerr

              /s/ JACK E. NELSON*                 Director
------------------------------------------------
                 Jack E. Nelson

             /s/ HUGO SONNENSCHEIN*               Director
------------------------------------------------
               Hugo Sonnenschein

              /s/ WAYNE W. WHALEN*                Director
------------------------------------------------
                Wayne W. Whalen

                   SIGNATURES                                            TITLE
                   ----------                                            -----

            /s/ SUZANNE H. WOOLSEY*                                    Director
------------------------------------------------
               Suzanne H. Woolsey
             * Signed by Elisa Mitchell pursuant to a power of attorney previously filed.
               /s/ ELISA MITCHELL                                  February 18, 2009
------------------------------------------------
                 Elisa Mitchell
                Attorney-in-Fact

                       SCHEDULE OF EXHIBITS TO FORM N-14
                          VAN KAMPEN SERIES FUND, INC.

EXHIBIT
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
12        Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP